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                 [LETTERHEAD OF FULTON FINANCIAL CORPORATION]


FOR IMMEDIATE RELEASE                        Contact:  Laura J. Wakeley
Full text available on PR NEWSWIRE           Phone:     717-291-2831




                Fulton Financial approves stock repurchase plan

  (April 27) -- LANCASTER, Pa. - Fulton Financial Corp. (Nasdaq: FULT), a $5.8 billion Lancaster, PA-based bank holding company, will repurchase up to 700,000 shares of its own stock through March 31, 2000 under a program approved today (April 27) by its board of directors. (This equates to 770,000 shares after giving effect to the 10% stock dividend declared on April 20.)

  No timetable has been set for the repurchases. As of March 31, the corporation had 62.9 million shares of stock outstanding. (This equates to 69.2 million after giving effect to the 10% stock dividend.)

  Rufus A. Fulton, Jr., chairman, president and chief executive officer, said the repurchased shares will be added to the corporate treasury and will be used for various corporate purposes, including the corporation's employee stock purchase plan and the stock option plan.

  In other business, the Board also approved an extension of the Corporation's Shareholder Rights Plan, which was originally adopted by the Board in 1989 and was scheduled to expire on June 20, 1999.


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Page 2 . . . Fulton Financial Board approves stock repurchase plan


  The plan is similar to the plans of many other public companies and is designed to protect shareholder interests by discouraging unfair or financially inadequate takeover proposals and abusive takeover practices. It is designed to achieve this objective by encouraging a potential acquirer to negotiate with the Board of Directors. It is not intended to prevent an acquisition of Fulton Financial Corporation if the Board determines that the proposed acquisition is fair and adequate from a financial point of view.

  Fulton Financial Corporation operates 147 banking offices in Pennsylvania Maryland, Delaware and New Jersey through eleven affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Great Valley Bank, Reading, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank of Gloucester County, Woodbury, NJ; The Woodstown National Bank & Trust Company, Woodstown, NJ; and The Peoples Bank of Elkton, Elkton, MD.

For more information on Fulton Financial Corporation, visit the corporation's website at www.fult.com.

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1999